Exhibit 99.1

For Immediate Release

Contacts:

Nicole Mazur-Ashwell

VCampus Corporation

(703) 654-7221

nashwell@vcampus.com

Ed Lewis

CEOcast, Inc. for VCampus

(212) 732-4300

elewis@ceocast.com

VCAMPUS ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

Enrollment and Revenues from Security Courses Offered in Conjunction with (ISC)2 Institute Increase over 50% Sequentially

RESTON, VA, November 10, 2004 - VCampus Corporation (Nasdaq: VCMP) today announced its financial results for the third quarter of 2004. The company reported revenue of $917,635 for the third quarter of 2004, versus $1,405,701 in the same period a year earlier.  This amount includes online tuition revenue of $839,968, versus $1,337,103 for the 2003 third quarter.  The company reported an operating loss for the third quarter of 2004 of $1,321,648, versus $684,849 in the year earlier period.

During the third quarter, the company recorded non-cash charges of approximately $400,000 which consisted of amortization of debt discount and deferred debt offering costs related to the issuance of $3,649,625 (current principal amount $2,425,000) of convertible promissory notes in March 2004.  Including this non-cash charge, VCampus reported a net loss for the third quarter of $1,768,487, or $0.24 per share, versus a net loss of $718,174, or $0.16 per share, for the 2003-third quarter.

For the nine months ended September 30, 2004, the company reported revenue of $3,876,631, versus $4,691,259 for the same period in 2003. Online tuition revenue for the nine months ended September 30, 2004 was $3,645,124 versus $4,191,006 for the first nine months of 2003. The operating losses for the nine months ended September 30, 2004 and 2003 were $2,970,071 and $2,621,167, respectively. Including approximately $1.9 million of non-cash charges in connection with the March 2004 financing as described above, VCampus reported a net loss of $4,855,553 for the first nine months of 2004, versus a net loss of $2,499,134 for the same period in 2003. VCampus reported a net loss to common stockholders of $4,855,553, or $0.72 per share for the first nine months of 2004, versus $4,918,166 (which included approximately $2.4 million of non-cash charges for deemed dividends paid to preferred stockholders) or $1.72 per share for the same period in 2003.

Product development expenses increased 29.7% to $692,851 in the third quarter of 2004 as compared to $534,348 in the third quarter of 2003. The increase was due to the fact that following the release of the company’s new course management system in the first quarter of 2004, the company did not capitalize any software development costs in the third quarter of 2004, whereas in the third quarter of 2003, software development costs had been capitalized.

The company ended the quarter with approximately $3.1 million in cash and cash equivalents, which includes a $900,000 prepayment from one of the company’s largest customers for a one-year contract starting July 1, 2004.

Third quarter enrollment and revenues from security courses offered in conjunction with the (ISC)2 Institute increased over 50% compared to the second quarter 2004.  VCampus also added three new Select Partners in the third quarter including the National Contract Management Association, the American College of Forensic Examiners International, and the New York Institute of Finance.

“We are very excited about the response that we have generated from our security course offerings,” said Nat Kannan, Chairman and Chief Executive Officer of VCampus.  “Our Select Partner, the (ISC)2 Institute, has seen tremendous interest in these courses, as demonstrated by the strong growth in revenue and enrollment.  Yesterday, we attended the Computer Security Institute Conference in Washington, DC, the first trade show since we announced our new security courses.  The interest for our security courses was phenomenal.  We expect this area to play an important role as we continue to transition from our legacy base of business to our Select Partner model.  While our year-over-year revenue declined during the quarter, we continue to execute our Select Partner program by adding new Select Partners to our client base and co-publishing many of the new course offerings. We added three new Select Partners during the quarter and we continue to believe we can add at least one new Select Partner per month going forward. These relationships provide the opportunity for higher margins for the company than our historical customer relationships, and afford us the opportunity to generate strong recurring revenue as we move into 2005.”

“As a result of these new relationships,” continued Kannan. “VCampus is developing online curricula for large targeted markets in areas such as security, nursing, corporate finance and treasury, and project management..  We expect that substantially all of the curricula will provide either continuing education credits or preparation for a professional certification or licensure, which we anticipate will fuel significant demand for the courses.”

“While we continue to see our legacy revenue decline as we transform the company under our new Select Partner platform, we believe that the results of the execution of our Select Partner strategy will be more apparent during the first half of 2005,” said Christopher Nelson, Chief Financial Officer of VCampus. “Unlike our legacy business, our Select Partner model provides VCampus with a recurring, more predictable revenue stream. The response from our partners and their customers to the launch of our online course offerings has been extremely favorable. Although we do not expect a significant increase in revenue during the fourth quarter, we feel that we have positioned the company for rapid growth in 2005.”

Conference Call and Webcast

Mr. Kannan and Mr. Nelson will hold a conference call to discuss the third quarter financial results and business outlook. The call is scheduled for 4:30 pm Eastern Time today. Interested parties may participate by dialing (888) 322-5044. International callers may dial (617) 614-4927. Please enter the passcode 13521732.

This call is also being webcast by Thomson/CCBN and can be accessed at the VCampus web site at www.vcampus.com.  The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors.  Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via

Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

A replay of the call will be available via telephone from approximately 6:30 pm. ET on November 10, 2004 until 6:30 pm. ET on November 24, 2004. To listen to the replay, participants in the U.S. and Canada should dial (888) 286-8010, and international participants should dial (617) 801-6888. The conference ID for the replay is 50374855.

About VCampus®
VCampus Corporation (NASDAQ: VCMP), a provider of end-to-end e-Learning services, helps organizations that offer professional certifications and credentials unlock the value of their traditional branded course content.  Through its innovative Select Partner™ Program, VCampus repurposes value-added training content for online delivery to enhance and support professional development programs.  The Select Partner Program provides custom course development, publishing, hosting, e-commerce, reporting, account support and marketing services. With over a decade of e-Learning experience, VCampus has delivered 2.8 million courses to 835,000 desktops/users in associations, non-profits, corporations, government agencies and higher education institutions. VCampus distributes a courseware library of more than 4,500 web-based courses. VCampus Corporation is headquartered in Reston, VA. For more information, call 800-915-9298, or visit the VCampus Web site at www.vcampus.com. “VCampus” is a registered trademark and “Select Partner” is a trademark of VCampus Corporation.

This press release contains forward-looking statements within the meaning of the federal Private Securities Litigation Reform Act of 1995. Statements contained herein that are not statements of historical fact are forward-looking. Without limiting the foregoing, references to future growth or expansion or scheduled product launch dates are forward-looking, and words such as “anticipates,” “believes,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “should,” “will,” and “would” and other forms of these words or similar words are intended to identify forward-looking information. You should read statements that contain these words carefully because they discuss our future expectations contain projections of our future results of operations or of our financial position or state other forward-looking information. There might be events in the future that we are not able to predict accurately or control, and any forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially. These risks and uncertainties include: (1) our history of losses, projection of future losses and our need to raise additional capital; (2) market acceptance of our new and future products; (3) uncertainties regarding the successful implementation of our Select Partner Program or the timely release of products; (4) growing competition; and (5) our ability to maintain and manage our growth. For additional information regarding risk factors that could affect our future results, please refer to the discussions of ``Risk and Uncertainties’’ in our Annual Report on Form 10-K for the year ended December 31, 2003, as amended, and other SEC filings.

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Consolidated Statement of Operations

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2003	2004	2004	2003	2004
Revenues:
Online tuition revenues	$1,337,103	$1,395,653	$839,968	$4,191,006	$3,645,124
Development and other revenues	41,667	52,336	77,667	411,956	183,617
Other service revenues	26,931	16,955	—	88,297	47,890
Net revenues	1,405,701	1,464,944	917,635	4,691,259	3,876,631
Costs and expenses:
Cost of revenues	380,049	361,810	304,900	1,409,464	1,031,513
Sales and marketing	496,616	362,430	474,774	1,691,014	1,424,106
Product development and operations	534,348	804,783	692,851	1,897,228	2,077,885
General and administrative	432,566	451,688	404,731	1,332,786	1,302,596
Depreciation and amortization	218,221	337,665	316,529	713,641	903,128
Reorganization & other non recurring costs	—	—	—	172,729	—
Stock-based compensation	28,750	32,498	45,498	95,564	107,474
Total costs and expenses	2,090,550	2,350,874	2,239,283	7,312,426	6,846,702
Loss from operations	(684,849)	(885,930)	(1,321,648)	(2,621,167)	(2,970,071)
Other income	—	173,899	—	207,138	173,899
Interest expense and amortization of debt discount and debt offering costs, net	(33,325)	(1,585,830)	(446,839)	(85,105)	(2,059,381)
Net loss	(718,174)	(2,297,861)	(1,768,487)	$(2,499,134)	$(4,855,553)
Dividends to preferred stockholders	—	—	—	(2,419,032)	—
Net loss attributable to common stockholders	$(718,174)	$(2,297,861)	$(1,768,487)	$(4,918,166)	$(4,855,553)
Net loss per share to common stockholders, basic and diluted	$(0.16)	$(0.34)	$(0.24)	$(1.72)	$(0.72)
Weighted average number of shares outstanding, basic and diluted	4,600,251	6,761,850	7,369,419	2,861,748	6,761,818

VCampus Corporation

Consolidated Balance Sheets

	December 31,	September 30,
	2003	2004
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$534,984	$3,135,242
Accounts receivable, net	290,530	391,551
Loans receivable from related parties	83,745	58,355
Loans receivable — current	40,526	41,977
Prepaid expenses and other current assets	691,781	856,025
Total current assets	1,641,566	4,483,150
Property and equipment, net	509,662	521,821
Capitalized software costs and courseware development costs, net	1,653,295	1,848,365
Loans receivable — less current portion	33,726	8,621
Other assets	127,598	483,404
Other intangible assets, net	569,494	435,250
Goodwill, net	328,317	328,317
Total assets	$4,863,658	$8,108,928

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,222,987	$1,189,905
Accrued expenses	369,763	388,098
Notes payable — current portion	225,000	25,556
Deferred revenues	1,010,563	1,254,414
Total current liabilities	2,828,313	2,857,973

Long-term liabilities
Notes payable — less current portion	—	383,326
Total liabilities	2,828,313	3,241,299

Stockholders’ equity:
Common Stock	51,670	73,983
Additional paid-in capital	92,376,579	100,042,102
Accumulated deficit	(90,392,904)	(95,248,456)
Total stockholders’ equity	2,035,345	4,867,629
Total liabilities and stockholders’ equity	$4,863,658	$8,108,928